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EXHIBIT 5.3

December 21, 2010

Madison Gas and Electric Company

133 South Blair Street

Madison, Wisconsin 53703

Re:

Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (the “Post-Effective Amendment”) being filed by MGE Energy, Inc., a Wisconsin corporation, and Madison Gas and Electric Company, a Wisconsin corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating, among other things, to the shelf registration of an indeterminate amount of the Company’s Medium-Term Notes (the “Notes”).  The Notes will be issued under the Indenture (the “Indenture”) dated as of September 1, 1998, as supplemented, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to Bank One, N.A.), as trustee (the “Trustee”), which Indenture is governed by New York law.

We have examined the Post-Effective Amendment and the exhibits filed therewith.  We have also examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  With respect to any instrument or agreement executed or to be executed by any party, we have assumed, to the extent relevant to the opinion set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of formation or organization, (ii) such party had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such instrument or agreement and such instrument or agreement has been duly authorized (if applicable), executed and delivered by such party, and (iii) such instrument or agreement is a valid, binding and enforceable agreement or obligation, as the case may be, of, such party (other than the Company).

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Madison Gas and Electric Company

December 21, 2010

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that each series of Notes will be legally issued and binding obligations of the Company when such series of Notes shall have been duly executed by the Company and authenticated by the Trustee, as provided in the Indenture, and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

Our opinion with respect to the enforceability of the Notes is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (whether enforceability is considered in a proceeding at law or in equity).

For the purposes of this letter, we have assumed that, at the time of the issuance, sale and delivery of each series of Notes:  (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (ii) the Indenture, as currently in effect, will not have been modified or amended and will be in full force and effect.

This letter is limited to the Federal laws of the United States of America and the laws of the State of New York.

We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Notes to be registered pursuant to the Post-Effective Amendment.

We hereby consent to the filing of this letter as an Exhibit to the Post-Effective Amendment and to all references to our firm included in or made a part of the Post-Effective Amendment.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

SIDLEY AUSTIN LLP